Exhibit 10.1
FORM OF PERFORMANCE STOCK OPTION AGREEMENT
Dear [Participant Name]:
Pursuant to the 2020 Employee Stock Plan, as amended (the “Plan”) of Sphere Entertainment Co. (the “Company”), on [Date] (the “Effective Date”), you have been awarded nonqualified performance options (the “Options”) to purchase [#shares] shares of the Company’s Class A Common Stock, par value $.01 per share (“Class A Common Stock”) at the per share exercise prices set forth below. The Options are granted subject to approval of the Plan, as amended through December 8, 2023, by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). In the event that the Plan is not approved by the Company’s stockholders at the 2023 Annual Meeting, the provisions of Section 31 below shall apply.
Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Options are granted subject to the terms and conditions set forth below and in the Plan:
1.Exercise Price Per Share:
a.One-third of your Options ([insert #]) have an exercise price of $____ (125% of the closing price for a Share as reported by the applicable stock exchange on which the Class A Common Stock is primarily traded, as of the Effective Date (“Tranche A”));
b.One-third of your Options ([insert #]) have an exercise price of $___ (135% of the closing price for a Share as reported by the applicable stock exchange on which the Class A Common Stock is primarily traded, as of the Effective Date (“Tranche B”)); and
c.The remaining one-third of your Options ([insert #]) have an exercise price of $___ (150% of the closing price for a Share as reported by the applicable stock exchange on which the Class A Common Stock is primarily traded, as of the Effective Date (“Tranche C”)).
Each of Tranche A, Tranche B and Tranche C shall be referred to herein as an “Option Tranche” or collectively, as the “Option Tranches”.
2.Vesting. Your Options will vest and become exercisable on the third anniversary of the Effective Date (the “Vesting Date”), provided that you have remained in the continuous employ of the Sphere Entertainment Group from the Effective Date through and including the Vesting Date except to the extent expressly set forth in Section 6 of this Agreement. For purposes of this Agreement, (i) the “Sphere Entertainment Group” means the Company and any of its Subsidiaries, and (ii) “continuous employ” or “continuously employed” shall include continued employment by the Sphere Entertainment Group[, including, without limitation, as either Chief Executive Officer and/or Executive Chairman (but not as an independent contractor or as a member of the Board of Directors of the Company)].

Notwithstanding anything herein to the contrary, if you were granted Options on the Effective Date in your capacity as a consultant to the Sphere Entertainment Group, your continued service in such capacity shall be treated as continuous employment with the Sphere Entertainment Group for purposes of this Agreement. Any termination of your consultancy with the Sphere Entertainment Group shall constitute a termination of employment with the Sphere Entertainment Group for purposes of this Agreement, unless you immediately become an employee of the Sphere Entertainment Group following your consultancy. In the event your status changes from consultant to an employee of the Sphere Entertainment Group during the Term (as defined in Section 6 of this Agreement), the provisions of this Agreement relating to continued employment, or the termination of employment, shall apply to your Options.
3.Fractional Securities. In the event that any fractional Options are payable upon the exercise of the Agreement, the Committee will have the full authority, subject to the terms of the Plan, to adjust the number of Options upward or downward to the nearest round number.
4.Exercise. You may exercise the Options that become vested and exercisable by following such procedures as established by the Company from time to time, specifying the number of shares of Class A Common Stock as to which the Options are being exercised and the specific Option Tranche being exercised (the “Exercise Notice”). Unless the Compensation Committee of the Board of Directors of the Company (as more fully described in Section 17, the “Committee”) chooses to settle such exercise in cash, shares of Class A Common Stock, or a combination thereof pursuant to Section 5, you will be required to deliver to the Company, or such person as the Company may designate, within such time period as the Company may require, payment in full of the applicable exercise price and any taxes due on account of such exercise.
5.Option Spread. Upon receipt of the Exercise Notice, the Committee may elect, in lieu of issuing shares of Class A Common Stock, to settle the exercise covered by such notice by paying you an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one (1) share of Class A Common Stock on the date of exercise over the applicable per share exercise price of the Options subject to the Exercise Notice (the “Option Spread”) by (ii) the number of shares of Class A Common Stock relating to the specific Option Tranche specified in the Exercise Notice. The amount payable to you in these circumstances may be paid by the Company either in cash or in shares of Class A Common Stock having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Company shall determine. Class A Common Stock used to pay the Option Spread pursuant to this Section 5 will be valued at the Fair Market Value as of the day the Exercise Notice is received by the Company.
6.Expiration. The Options will terminate automatically and without further notice on the tenth (10th) anniversary of the Effective Date (the “Term”), or at any of the following dates, if earlier:
a.with respect to those Options which are then unexercisable, the date upon which you are no longer continuously employed by the Sphere Entertainment Group (as determined under Section 2 of this Agreement) for any reason (including as a result of your resignation [without Good Reason or your Retirement] prior to the Vesting Date), provided that (I) upon your death, all then unexercised and outstanding Options granted under this Agreement shall become immediately exercisable as of the date of your death; (II) upon your employment being terminated by the Sphere Entertainment Group due to your being Disabled, all then unexercised and outstanding Options shall become exercisable solely on the Vesting Date; and (III) as a result of the termination of your employment by the Sphere Entertainment Group without Cause (other than your being Disabled) [or by you for Good Reason], a pro-rata portion of all then unexercised and outstanding Options shall become exercisable solely on the Vesting Date, with such pro-rated portion calculated by multiplying the total number of shares of Class A Common Stock subject to the Options by a fraction, the numerator of which is the number of days you have remained continuously employed by the Sphere Entertainment Group (as determined under Section 2 of this Agreement) from the Effective Date through the date of such termination, and the denominator of which is 1095, in each case subject to your timely execution and non-revocation of a release of claims and your compliance with your post-termination obligations under any applicable agreement between you and your Employer;
b.with respect to those Options which are then exercisable (or would become exercisable as of the date of your death or the Vesting Date after giving effect to Section 6(a) above), (I) as a result of your termination of employment due to death following the Effective Date, such Options shall remain exercisable for the lesser of three years following your death or the remainder of the Term, (II) as a result of the termination of your employment by the Sphere Entertainment Group without Cause [or by you for Good Reason], or as a result of your termination as a result of being Disabled, (x) in the case of such termination prior to the Vesting Date, such Options shall remain exercisable for the lesser of three years following the Vesting Date or the remainder of the Term and (y) in the case of such termination on or after the Vesting Date, such Options shall remain exercisable for the lesser of three years from such termination or the remainder of the Term, [and] (III)[ as a result of your Retirement on or after the Vesting Date, such Options shall remain exercisable for the lesser of three years following your Retirement or the remainder of the Term, and (IV)] in the event of your resignation of employment[ (other than due to Retirement or by you for Good Reason)] from the Sphere Entertainment Group on or after the Vesting Date, such Options shall remain exercisable for the lesser of ninety (90) days following the date upon which you are no longer employed by the Sphere Entertainment Group or the remainder of the Term; or
c.with respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your employment with the Sphere Entertainment Group is terminated for Cause.

For purposes of this Section 6, all references to pro-ration of the number of Options shall refer to each Option Tranche being pro-rated separately, and to the extent that any Option Tranche has been fully exercised, then each remaining Option Tranche shall be pro-rated as provided for above.
Further, to the extent applicable and for the avoidance of doubt, for purposes of this Section 6, if you were granted Options on the Effective Date in your capacity as a consultant to the Sphere Entertainment Group, the termination of your consultancy with the Sphere Entertainment Group shall be treated as a termination of employment with the Sphere Entertainment Group, except as expressly provided by the last paragraph of Section 2 of this Agreement.
Notwithstanding anything herein to the contrary, the provisions of Sections 2, 5, and 6 shall supersede and replace any provisions in your employment agreement or any other agreement between you and your Employer relating to the vesting or exercisability of equity awards (including, without limitation, stock options) in their entirety.
7.Definitions. For purposes of this Agreement:
a.“Cause” (I) shall have the meaning as set forth in your employment agreement with your Employer, or (II) in the absence of such employment agreement, as determined by the Committee, in its sole discretion, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against your Employer or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
b.“Disabled” means that you received short term disability income replacement payments for six (6) months, and thereafter (A) have been determined to be disabled in accordance with your Employer’s long term disability plan in which employees of your Employer are generally able to participate, if one is in effect at such time or (B) to the extent no such long term disability plan exists, have been determined to have a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the department or vendor directed by your Employer to determine eligibility for unpaid medical leave.
c.“Employer” means the Company or any other entity comprising the Sphere Entertainment Group that employs you or to which you provide services.
d.[“Good Reason” shall have the meaning set forth in your employment agreement with your Employer, if applicable.]
e.“MSG Entertainment Group” means Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and any of its Subsidiaries.

f.“MSG Sports Group” means Madison Square Garden Sports Corp. (“MSG Sports”) and any of its Subsidiaries.
g.[“Retirement” means the voluntary termination by you of your employment with your Employer at such time as (i) you have attained at least the age of fifty-five (55) and (ii) you have been employed by the Sphere Entertainment Group for at least five (5) years in the aggregate (with any service at Madison Square Garden Sports Corp. and its Subsidiaries counted toward such five-year service period); provided that your Employer may nevertheless decide, in its sole discretion, not to treat your termination of employment as a “Retirement” hereunder. Treatment of your termination of employment as a “Retirement” hereunder shall be further subject to your execution (and the effectiveness) of a “retirement agreement” to your Employer’s satisfaction, including, without limitation (to the extent desired by your Employer), non-compete, non-disparagement, non-solicitation, confidentiality and further cooperation obligations/restrictions on you as well as a general release by you of the Sphere Entertainment Group and related parties. The above definition of “Retirement” is solely for purposes of this Agreement and shall not, in any way, create or imply any obligations of the Sphere Entertainment Group (under any other agreement or otherwise) with respect to any such termination of your employment.]
8.Change of Control/Going-Private Transaction. As set forth in Appendix 1 attached hereto, the Options may be affected in the event of a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (each as defined in Appendix 1 attached hereto).
9.Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of exercising the Options and receiving shares of Class A Common Stock and cash. You hereby represent to the Sphere Entertainment Group that you are relying solely on such advisors and not on any statements or representations of the Sphere Entertainment Group, any of its Affiliates or any of their respective agents. If, in connection with the exercise of the Options, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.
10.Section 409A. It is the intent that payments under this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six (6) months after the date of your separation from service (or your earlier death).
11.Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the Options, other than to the extent provided in the Plan.
12.Non-Qualification as ISO. The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422A of the Code.
13.Securities Law Acknowledgments. You hereby acknowledge and confirm to the Sphere Entertainment Group that (i) you are aware that the shares of Class A Common Stock are publicly-traded securities and (ii) the shares of Class A Common Stock issuable upon exercise of the Options may not be sold or otherwise transferred unless such sale or transfer is registered under the Securities Act of 1933, as amended, and the securities laws of any applicable state or other jurisdiction, or is exempt from such registration.
14.Governing Law. This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York.
15.Jurisdiction and Venue. You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
16.Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of its Subsidiaries.
17.The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.
18.Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.
19.Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 8 of this

Agreement and Appendix 1 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.
20.Options Subject to the Plan. The Options granted by this Agreement are subject to the Plan.
21.Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the Options covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 6, 8 and 27, in the event of a conflict among the documents with respect to the terms and conditions of the Options covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of this Agreement, followed by the terms and conditions of your employment agreement, if any.
22.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.
23.Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.
24.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
25.Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that all shares of Class A Common Stock and cash received upon each exercise of the Options shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the MSG Entertainment Group, the Sphere Entertainment Group or the MSG Sports Group, except as determined otherwise by the MSG Entertainment Group, the Sphere Entertainment Group or the MSG Sports Group. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares of Class A Common Stock and cash will be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the MSG Entertainment Group, the Sphere Entertainment Group or the MSG Sports Group.
26.No Right to Continued Employment/Service. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of or service with the Sphere Entertainment Group, or derogate from the right of the Sphere Entertainment Group, to retire, request the resignation of, or discharge you, at any time, with or without cause.

27.Subsidiaries. For purposes of this Agreement, “Subsidiaries” means any entities that are controlled, directly or indirectly, by the Company, MSG Entertainment or MSG Sports, as applicable, or in which the Company, MSG Entertainment or MSG Sports, as applicable, owns, directly or indirectly, more than 50% of the equity interests.
28.Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.
29.Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Effective Date.
30.Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.
31.Cash Settled Rights in Lieu of Options. In the event that the Company’s stockholders fail to approve the Plan at the 2023 Annual Meeting, the Options granted under this Agreement shall be cancelled in their entirety and a new cash-settled appreciation award shall be granted to you in lieu thereof, with substantially equivalent economic terms and design features as the Options (including without limitation, the same vesting and exercisability provisions), provided that in no event shall (x) any shares of Class A Common Stock be issued in connection with such award and (y) the base price of the award be less than the Fair Market Value of a share of Class A Common Stock on the date of grant of such award.
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SPHERE ENTERTAINMENT CO.

By
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

Appendix 1
OPTION AGREEMENT
1.In the event of a “Sphere Entertainment Change of Control” or a “going-private transaction” with respect to the Company, each as defined below, your entitlement to exercise the Options shall be as follows:
(A)If the Company or the “Sphere Entertainment Surviving Entity,” as defined below, has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, the Committee shall, to the extent that the Options have not been exercised and have not expired (the “Outstanding Options”), no later than the effective date of the transaction which results in a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company, either (i) convert your rights in the Outstanding Options into a right to receive an amount of cash equal to (a) the number of common shares subject or relating to the Outstanding Options multiplied by (b) the excess of (x) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable, over (y) the exercise price of the shares subject or relating to the Outstanding Options, or (ii) arrange to have the Sphere Entertainment Surviving Entity grant to you in substitution for your Outstanding Options an award of options for shares of common stock (or partnership units) of the Sphere Entertainment Surviving Entity on the same terms with a value equivalent to the Outstanding Options and which will, in the good faith determination of the Committee, provide you with an equivalent profit potential, as determined in a manner compliant with Section 409A.
(B)If the Company or the Sphere Entertainment Surviving Entity does not have shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, the Committee shall convert your rights in the Outstanding Options into a right to receive an amount of cash equal to the amount calculated as per Paragraph 1(A)(i) above.
(C)The cash award provided in Paragraph 1(A)(i) or 1(B) shall become payable to you, and the substitute options of the Sphere Entertainment Surviving Entity provided in Paragraph 1(A)(ii) will become exercisable (1) with respect to the Outstanding Options that were not exercisable on the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company, as the case may be, at the earlier of (i) the date on which the Outstanding Options would otherwise have become exercisable hereunder had they continued in effect or (ii) if, immediately prior to termination you were an employee of the Sphere Entertainment Group, the date on which your employment with the Sphere Entertainment Group or the Sphere Entertainment Surviving Entity is terminated (a) by the Company, one of its Subsidiaries or the Sphere Entertainment Surviving Entity other than for Cause, if such termination occurs within three (3) years of the Sphere Entertainment Change of
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Control or the going-private transaction with respect to the Company, (b) by you for “good reason,” as defined below, if such termination occurs within three (3) years of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company or (c) by you for any reason at least six (6) months, but not more than nine (9) months after the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company, in each case any substitute options shall remain exercisable for the lesser of three years or the remaining term of the Outstanding Options; provided that clause (c) herein shall not apply in the event that your rights in the Outstanding Options are converted into a right to receive an amount of cash in accordance with Paragraph 1(A)(i), or (2) with respect to the Outstanding Options that were exercisable on the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company, the substitute options shall become exercisable immediately (with an exercise period equal to the lesser of three years or the remaining term of the Outstanding Options) and the cash awards shall become payable promptly. The amount payable in cash shall be payable together with interest from the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company until the date of payment at (i) the weighted average cost of capital of the Company immediately prior to the effectiveness of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company or (ii) if the Company (or the Sphere Entertainment Surviving Entity) sets aside the funds in a trust or other funding arrangement, the actual earnings of such trust or other funding arrangement.
For the avoidance of doubt, any Options that are “underwater” as of a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (i.e., the exercise price equals or exceeds the “offer price per share,” the “acquisition price per share” or the “merger price per share,” as applicable), may be cancelled for no consideration as of the consummation of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company.
2.As used herein,
“Acquisition price per share” means the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company and (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of such Sphere Entertainment Change of Control or going-private transaction with respect to the Company.
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against your Employer or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
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“Employer” means the Company or any other entity comprising the Sphere Entertainment Group that employs you.
“Going-private transaction” means a transaction involving the purchase of Company securities described in Rule 13e‑3 to the Securities and Exchange Act of 1934.
“Good reason” means
a. without your express written consent any reduction in your base salary or target bonus opportunity, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Effective Date) at any time after or within ninety (90) days prior to the Sphere Entertainment Change, as applicable, including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits (measured, where applicable, by level or participation or percentage of award under any plans of the Company), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties;
b. any failure by your Employer to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by your Employer promptly after receipt of notice thereof given by you;
c. your Employer’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to such event except for travel reasonably required in the performance of your responsibilities; or
d. with respect to the Company only, any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Paragraph 1.
Notwithstanding the foregoing, in the event of any conflict between the foregoing definitions of “Cause” and “Good Reason” and a more favorable definition of “cause” and “good reason” in your employment agreement, the terms of the definition set forth in your employment agreement shall control.
“Merger price per share” means, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger and (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of such Sphere Entertainment Change of Control or going-private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by
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the Company, person or other entity which is a party with the Company to the Merger or (B) the valuation placed on such securities or property by the Committee.
“Sphere Entertainment Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).
“Sphere Entertainment Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of the Company’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the New York Stock Exchange or any other stock exchange, then such parent entity shall be deemed to be the Sphere Entertainment Surviving Entity; provided that if there shall be more than one such parent entity, the parent entity closest to ownership of the Company’s assets shall be deemed to be the Sphere Entertainment Surviving Entity.
“Offer price per share” means, in the case of a tender offer or exchange offer which results in a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer or (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.
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